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                                                                   EXHIBIT 99.20

For Immediate Release

Eagle Point Software Corporation
Dennis J. George
Chief Financial Officer
319-556-8392


          Eagle Point Software Acquires Surveyors Module International
                      Enters Mobile Data Collection Market


Dubuque, Iowa - December 1, 1999 - Eagle Point Software Corporation (NASDAQ:EGPT) today announced that it has acquired substantially all of the assets of Surveyors Module International (SMI), including its proprietary software product suites, which includes data collection, coordinate geometry, construction fieldwork, and robotics total station suites, for an undisclosed amount of cash. This transaction represents Eagle Point's largest acquisition to date.

SMI, a privately owned Tennessee-based developer of mobile data collection/surveying software and systems for the professional surveying market, has been developing systems since 1983 and currently has over 12,000 clients worldwide. SMI's revenues for the trailing twelve months ended September 30, 1999 were $3.7 million. Stanley Trent, SMI's founder and CEO, along with the current SMI staff will be joining Eagle Point, and will continue to develop, market and support SMI's product lines under the SMI brand.

SMI products are used by surveyors, civil engineers, utility companies, contractors, mapping companies, state, local and federal governmental agencies for land development and road design projects. The software is used in conjunction with manual instruments, electronic distance meters, robotic total stations and global positioning system satellite receivers to collect terrain, legal boundary, historical surveying and other data used, as well as to stake out final designs from desktop computer aided design and engineering solutions.

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Eagle Point Acquires Surveyors Module International - Page 2
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Rod Blum, Chief Executive Officer of Eagle Point, stated, "This acquisition represents another step in our company's strategy to pursue opportunities in markets adjacent and complementary to the AEC (Architecture/Engineering/Construction) desktop design market. SMI allows us to enter the mobile data collection/surveying market with a proven system and loyal installed client base."

"We are excited about joining Eagle Point which we feel is a `win-win' relationship for both organizations and most importantly our customers," added Stanley Trent, RLS and CEO of SMI, "SMI is known for great support and market expertise in handheld software and Eagle Point is known for the same in the desktop arena. Therefore this new relationship is a natural progression and one that should delight our customers."

Except for the historical information contained herein, some matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the company's ability to integrate the acquired technology successfully, retain key personnel associated with the acquisition, retain SMI's existing customers, and develop new products in a timely manner, as well as other risks and uncertainties that are detailed from time to time in reports filed by Eagle Point with the Securities and Exchange Commission, including the company's report on Form 10-K for the fiscal year ended June 30, 1999.

Founded in 1983, Eagle Point is a leading supplier of AEC application software, and offers over 60 modules in the following product families: Civil Engineering/Surveying, Hydrology/Hydraulics, Landscape Architecture, Building Design & Construction, and Structural Engineering. Currently the Company has an installed base of more than 30,000 customers worldwide.

    All company names and product names mentioned are the property of their respective owners.

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